UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Philadelphia Consolidated Holding Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2202671

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania	19004

(Address of Principal Executive Offices)	(Zip Code)
Philadelphia Insurance Companies Nonqualified Employee
Stock Purchase Plan (Amended and Restated, Effective as of
January 1, 2007, with Performance-Based Compensation Provisions)
(Full Title of the Plan)
James J. Maguire, Jr.
Chief Executive Officer
or
Craig P. Keller, Secretary
Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004
(Name and address of agent for service)
(610) 617-7900
(Telephone number, including area code, of agent for service)
Copies to:
Michael M. Sherman, Esquire
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103-2097
(215) 977-2000
CALCULATION OF REGISTRATION FEE

Proposed
Title of Each		Maximum	Proposed Maximum
Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Registration Fee (3)
Common Stock, no par value	3,233,435 shares	$39.06	$126,297,971	$3,877.35

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereinafter be offered or issued under the Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (Amended and Restated, Effective as of January 1, 2007, with Performance-Based Compensation Provisions (the “Plan”)) to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Includes 233,435 shares that remained available for future issuance pursuant to the Registrant’s Registration Statement on Form S-8 (Registration Statement No. 333-91216) which shares, by this Registration Statement and a post-effective amendment amending the prior registration statement, are reserved for issuance under the Plan.

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of the registrant’s Common Stock on August 23, 2007 as listed on the Nasdaq Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I of Form S-8 will be included in documents to be sent or given to participants in the Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (Amended and Restated, Effective as of January 1, 2007, with Performance-Based Compensation Provisions) pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Philadelphia Consolidated Holding Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

3.	The Registrant’s Current Reports on Form 8-K filed January 5, 2007; February 22, 2007; February 26, 2007; March 28, 2007; March 30, 2007; May 3, 2007; June 5, 2007 and July 2, 2007; and

4.	The description of the Registrant’s Common Stock, no par value, contained in its Registration Statement on Form 8-A/A dated September 13, 1993, including any subsequent amendments or reports filed for the purpose of updating that description.
     In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed to constitute a part of hereof except as so modified or superseded.

     Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.01 or Item 7.01 of Form 8-K.
     Item 4. Description of Securities.
     Not applicable.
     Item 5. Interests of Named Experts and Counsel.
     Not applicable.
     Item 6. Indemnification of Directors and Officers.
     Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers, employees and agents (collectively “Representatives”), and related matters.
     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them was or is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
     Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.
     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.
     Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.
     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative’s official capacity and as to action in another capacity while holding that office.
     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.
     Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.
     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.
     Section 9 of Article IV of the Registrant’s By-Laws provides that the Registrant shall indemnify current or former directors and officers (“Indemnitees”) for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration, that the person was, is, or is threatened to be made a party to by reason of the fact that such person is or was a director or officer or was serving in any capacity at the request or for the benefit of the Registrant or any partnership, joint venture, trust, employee benefit plan, or other enterprise. Section 9 of Article IV of the Registrant’sBy-Laws also permits the Registrant, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors and officers. To the extent that any such employee or agent has succeeded on the merits or otherwise in defense of any action, Section 9 of Article IV provides that the Registrant shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. The right to indemnification described in Section 9 includes the right of an indemnitee to have his expenses paid by the Registrant in advance of the final disposition of a Proceeding to the fullest extent permitted by Pennsylvania law; provided that the indemnitee undertakes to repay all amounts so advanced without interest if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.
     Section 9 of Article IV also provides that, notwithstanding the above, no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Moreover, a director may be personally liable if he has breached or failed to perform his duties under Pennsylvania law and if the breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of Section 9 do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes.
     If any change in Pennsylvania law permits the Registrant to further limit the liability of directors or officers or to provide broader indemnification rights or rights to the advancement of expenses than the Registrant was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.
     Amendments, repeals or modifications of Section 9 of Article IV of the Registrant’s By-Laws apply to indemnitees prospectively only and such changes require the consent of each of the directors affected by the change. No repeal or amendment of the By-Laws will affect any or all of Section 9 of Article IV so as either to reduce the limitation of directors’ liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of the Registrant then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.
     Section 9 of Article IV further permits the Registrant to purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.
     The Registrant has purchased directors’ and officers’ liability insurance.
     Item 7. Exemption from Registration Claimed.
     Not applicable.

     Item 8. Exhibits.
     The following Exhibits are filed as part of this Registration Statement:
3.1	Amendment to Articles of Incorporation of Philadelphia Consolidated Holding Corp.

3.2	Articles of Incorporation of Philadelphia Consolidated Holding Corp., as amended

3.3	By-Laws of Philadelphia Consolidated Holding Corp. (as Amended through April 29, 2005)

4.1	Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (Amended and Restated, Effective as of January 1, 2007, with Performance-Based Compensation Provisions).

5.1	Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP.

23.1	Consent of independent registered public accounting firm, PricewaterhouseCoopers LLP.

23.2	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).
     Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on this 22nd day of August, 2007.

PHILADELPHIA CONSOLIDATED HOLDING CORP.
By:	James J. Maguire, Jr.
James J. Maguire, Jr.
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire, James J. Maguire, Jr. and Craig P. Keller, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

James J. Maguire James J. Maguire	Chairman of the Board of Directors	August 22, 2007

James J. Maguire, Jr. James J. Maguire, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2007

Signature	Title	Date

Craig P. Keller Craig P. Keller	Executive Vice President, Secretary, Treasurer, Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2007

Sean S. Sweeney Sean S. Sweeney	Executive Vice President and Director	August 22, 2007

Aminta Hawkins Breaux Aminta Hawkins Breaux	Director	August 22, 2007

Michael J. Cascio Michael J. Cascio	Director	August 22, 2007

Elizabeth H. Gemmill Elizabeth H. Gemmill	Director	August 22, 2007

Michael J. Morris Michael J. Morris	Director	August 22, 2007

Shaun F. O’Malley Shaun F. O’Malley	Director	August 22, 2007

Donald A. Pizer Donald A. Pizer	Director	August 22, 2007

Ronald R. Rock Ronald R. Rock	Director	August 22, 2007

PHILADELPHIA INSURANCE COMPANIES NONQUALIFIED EMPLOYEE
STOCK PURCHASE PLAN (AMENDED AND RESTATED, EFFECTIVE AS OF
JANUARY 1, 2007, WITH PERFORMANCE-BASED COMPENSATION PROVISIONS)
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX
Exhibit No.

3.1	Amendment to Articles of Incorporation of Philadelphia Consolidated Holding Corp. (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2002).

3.2	Articles of Incorporation of Philadelphia Consolidated Holding Corp., as amended (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Registration Statement on Form S-1 under the Securities Act of 1933, Registration No. 33-65958).

3.3	By-Laws of Philadelphia Consolidated Holding Corp. (as Amended through April 29, 2005) (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 9, 2005).

4.1	Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (Amended and Restated, Effective as of January 1, 2007, with Performance-Based Compensation Provisions) (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2007).

5.1*	Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP.

23.1*	Consent of independent registered public accounting firm, PricewaterhouseCoopers LLP.

23.2*	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed electronically herewith